EXHIBIT 23.1
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                          CONSENT OF KPMG LLP





The Board of Trustees
AMLI Residential Properties Trust:


We consent to incorporation by reference in the registration statements (Nos. 333-74300 and 333-70076) on Form S-3 of AMLI Residential Properties Trust of our report dated February 4, 2002, relating to the consolidated balance sheets of AMLI Residential Properties Trust as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of AMLI Residential Properties Trust.

The audit report covering the December 31, 2001 consolidated financial statements contains an explanatory paragraph that states that the Company has restated its previously issued Consolidated Balance Sheet and Consolidated Statements of Shareholders' Equity to reflect its Series B Preferred shares outside of its permanent equity for all prior periods presented.








                              KPMG LLP



Chicago, Illinois
March 22, 2002